Exhibit 21

SUBSIDIARIES OF U.S. CONCRETE, INC.

Central Concrete Supply Co., Inc.

Superior Concrete Materials, Inc.

Titan Concrete Industries, Inc.

Ready Mix Concrete Company of Knoxville

San Diego Precast Concrete, Inc.

Beall Industries, Inc.

Beall Management, Inc.

Beall Concrete Enterprises, Ltd.

Beall Investment Corporation, Inc.

Atlas-Tuck Concrete, Inc.

B.W.B., Inc. of Michigan

Superior Materials, Inc.

Central Precast Concrete, Inc.

Eastern Concrete Materials, Inc.

Sierra Precast, Inc.

American Concrete Products, Inc.

Smith Pre-Cast, Inc.

Central Concrete Corp.

Wyoming Concrete Industries, Inc.

Builders’ Redi-Mix, LLC

USC Atlantic, Inc.

USC Management Co., L.P.

USC Michigan, Inc.

USC GP, Inc.

USC LP, Inc.

USC Payroll, Inc.